Exhibit 107

Calculation of Filing Fee Tables

424(b)(5)

(Form Type)

TransMedics Group, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to Be Carried Forward
TransMedics Group, Inc.
Fees to Be Paid	Equity	Common Stock, no par value per share	457(r) (1)	3,737,500 (2)	$40.00	$149,500,000	$92.70	$13,858.65
Fees Previously Paid	Equity	Common Stock, no par value per share	—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—			—	—	—	—
	Total Offering Amounts					$149,500,000		$13,858.65
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$13,858.65

(1)

Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended. Represents deferred payment of the registration fees in connection with the registrant’s Registration Statement on Form S-3ASR (Registration No. 333-266493) being paid herewith.

(2)	Includes 487,500 shares of common stock that the underwriters have an option to purchase.